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                                          EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                               Contact:  Paul A. Norberg
                                                Telephone:  925/930-5300
                                            e-mail: pnorberg@westaff.com




                       WESTAFF REPORTS TERMINATION OF BUYOUT PROPOSAL

     WALNUT CREEK, Calif., May 3, 2000   -   Westaff, Inc. (NASDAQ: WSTF), a
leading provider of essential staffing services, today reported that the recapitalization agreement signed on March 7, 2000 has been terminated by mutual consent of all parties. In connection with the termination, Mike Phippen, President and Chief Executive Officer, has resigned effective immediately. W. R. Stover, Chairman, will assume the position of Interim President and Chief Executive Officer until a replacement has been hired. The annual meeting of stockholders has been postponed to June 20, 2000.

     W.R. Stover stated that, "We are disappointed that the recapitalization has been terminated; however, we are exploring various strategies for improving operating performance and increasing stockholder value as a public company." Stover added that, "The search for a new CEO will begin immediately."

     The Company also announced that it currently projects net earnings for the quarter ended April 15, 2000 will be approximately $0.11 per share which is $0.08 per share below analysts' estimates of $0.19 per share. Included, as an expense during the quarter, is $638,000 of pre-tax costs relating to the terminated recapitalization agreement. The Company estimates that it will incur approximately $1,100,000 of additional pre-tax costs during the third quarter of fiscal 2000 relating to the terminated recapitalization agreement. Actual results for the second quarter will be announced on Tuesday, May 23, 2000.

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     Westaff provides essential staffing services to and employment opportunities at competitive businesses in global markets. Westaff annually employs approximately 270,000 people worldwide and services approximately 25,000 clients from more than 360 offices located throughout the U.S., United Kingdom, Australia, New Zealand, Norway and Denmark, and achieved fiscal 1999 system revenues of $690 million. For more information, please visit our website at WWW.WESTAFF.COM.

      THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS AND FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. WE REFER YOU TO DOCUMENTS THAT THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS FORM 10-K, FORM 10-Q AND FORM 8-K REPORTS, WHICH CONTAIN A DESCRIPTION OF CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM CURRENT EXPECTATIONS AND THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.


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